Exhibit 10.2

NIGHTINGALE ACQUISITION LIMITED

(Registered in England & Wales No: 5756015)

Registered office: Skadden Arps (UK) LLP, Ref: MEH/JA, 40 Bank Street,

Canary Wharf, London E14 5DS

Strictly Private & Confidential

Borse Dubai Limited

For the attention of: Sayanta Basu

19 September 2007

Dear Sirs

This letter agreement sets out the terms on which Nightingale Acquisition Limited (“Nightingale”) will sell or procure the sale of 55,966,856 ordinary shares of 6 79/86 pence each in the capital of the London Stock Exchange Group plc (the “LSE Shares”) to Borse Dubai Limited, a company registered in the Dubai International Financial Centre in Dubai with company number 0447 (“Purchaser”).

In this letter agreement reference to a “party” is a reference to a party to this letter agreement, reference to time is a reference to London time and, where the context permits, the singular shall include the plural and vice-versa.

1.	The aggregate consideration payable for the LSE Shares will be £791,371,344. The LSE Shares will be sold hereunder with full title guarantee free from all mortgages, charges, pledges, liens, options, restrictions, rights of first refusal, rights of pre-emption, third party rights or interests, other encumbrances or security interests of any kind, or other type of agreement or arrangement having similar effect and together with all rights attaching thereto including the right to receive all dividends and other distributions declared, paid or made in respect of the LSE Shares on or after the date of this letter agreement.

2.	On 20 September 2007:

(a)	Nightingale shall procure that the necessary instructions are made in the CREST system for the transfer of the LSE Shares that are held by Citibank as custodian for UBS to the Purchaser at the CREST ID to be notified for this purpose to Nightingale by the Purchaser as soon as reasonably practicable but in any event no later than 5pm on 19 September 2007;

(b)	The Purchaser shall make the necessary corresponding arrangements through the CREST system for the transfer by 9am on the Settlement Date as defined below of £791,371,344 in cash as consideration for the LSE Shares to Citibank as custodian for UBS, in each case for settlement on 25 September 2007 (the “Settlement Date”) on a delivery versus payment basis.

Directors: Adena Friedman, Edward Knight, David Warren

3.	Save for any press announcement agreed between the parties and any publication of information relating to the subject matter of this letter agreement that is substantially consistent with any disclosures contained in any such press announcement and except as may be required by law, the Panel on Takeovers and Mergers or any securities exchange or regulatory body to which any party is subject, no announcement or disclosure in connection with the sale of the LSE Shares shall be made by the parties without, in the case of the Purchaser, the prior written consent of Nightingale or The Nasdaq Stock Market, Inc. (“Nasdaq”) (together, the “Nasdaq Parties”) or, in the case of the Nasdaq Parties, the prior written consent of the Purchaser, in each case such consent not to be unreasonably withheld or delayed. Where any announcement or disclosure is made in reliance on the exception in this paragraph, the party seeking to make the announcement or disclosure shall use all reasonable endeavours to consult with the other (the other being the “Consenting Party”) in advance as to the form, content and timing of the announcement or disclosure save in relation to any such description as is substantially consistent with any such description previously approved by the Consenting Party and shall take account of the reasonable representations of the Consenting Party.

4.	The execution of this letter agreement by or on behalf of each party will constitute a separate representation and warranty by it to the other party that:

4.1	where it is a corporation, it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and where it is not a corporation it is validly established and duly registered with the required authorities;

4.2	it has the requisite power and authority to enter into and to perform its obligations under this letter agreement and to consummate the transactions contemplated in relation to it hereby and, so far as it is aware having made due and careful enquiry, all authorisations, approvals, consents and licences required by it from any third party in order for it to lawfully enter into this letter agreement and comply with its obligations hereunder have been unconditionally obtained and are in full force and effect;

4.3	the execution and delivery of, and the performance of its obligations under, this letter agreement will not result in a breach of any provision of its constitutional documents or result in a breach of any order, judgment or decree of any court or governmental agency to which it is party or by which it is bound or of any other contractual commitment to which it is party;

4.4	in the case of the Purchaser it has and, on the Settlement Date will have, sufficient cash available to it to enable it to fully perform its obligations under this letter agreement and the transaction contemplated thereby;

4.5	save as disclosed in or pursuant to this letter agreement it does not have any interest in securities of LSE (within the meaning thereof for the purposes of the City Code on Takeovers and Mergers) and is not aware of any person that might be deemed to be acting in concert with it in relation to the LSE that has any such interest other than the other parties to this letter agreement;

4.6	it does not hold any information in relation to LSE that constitutes inside information for the purposes of the Criminal Justice Act 1993 or the Financial Services and Markets Act 2000 other than its knowledge of the transactions contemplated in this letter agreement;

4.7	in the case of Nightingale and Nasdaq respectively, Nightingale currently owns 61,291,387 ordinary shares of 6 79/86 pence each in the capital of LSE and Nasdaq currently owns 2 ordinary shares of 6 79/86 pence each in the capital of LSE; and

4.8	in the case of Nightingale and Nasdaq, they have together provided the Purchaser with substantially the same information in relation to the LSE Shares as has been provided by them to other prospective purchasers of the LSE Shares.

5.	Any time, date or period referred to in this letter agreement may be extended by mutual agreement of the parties, but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

6.	Each of Nightingale and the Purchaser shall pay its own costs relating and incidental to this letter agreement. The Purchaser will pay any and all stamp or other duties or taxes in connection with the transfer to the Purchaser of the LSE Shares.

7.	This letter agreement constitutes the entire agreement and understanding between the parties hereto in connection with the transfer of the LSE Shares contemplated hereunder. Each party acknowledges that it has not relied on or been induced to enter into this letter agreement by any representation or warranty other than as set out in this letter agreement. No party shall be liable to the other (in equity, contract or tort, under the Misrepresentation Act 1967 or in any other way) in relation to the sale and purchase of the LSE Shares for a representation that is not set out in this letter agreement. Nothing in this paragraph 7 shall have the effect of limiting or restricting any liability of the parties arising as a result of any fraud, wilful misconduct or wilful concealment. The Purchaser acknowledges and agrees that neither Nightingale nor any of its affiliates (including Nasdaq) owes any duty of care in relation to any information provided in connection with the sale and purchase of the LSE Shares including information relating to LSE.

8.	Neither Nightingale nor the Purchaser intend that any term of this letter agreement shall be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this letter agreement. Notwithstanding the foregoing, if any benefits under this letter agreement are conferred on any third party by virtue of such statute, the parties to this letter agreement may agree to vary or rescind the terms hereof without any such third party’s consent.

9.	This letter agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute the same agreement.

10.	This letter agreement shall be governed by and construed in accordance with English law and each of the parties hereby irrevocably submits (on behalf of themselves and on behalf of any person on whose behalf they are acting) to the exclusive jurisdiction of the English courts and waives any objection to proceedings in such courts on the ground of venue or on the ground that the proceedings have been brought in an inappropriate or inconvenient forum.

Please confirm your agreement to the foregoing terms of this letter agreement by executing the enclosed copy and returning the same to Nightingale at the address shown at the top of the first page of this letter agreement.

Yours faithfully

For and on behalf of

NIGHTINGALE ACQUISITION LIMITED

/s/ Adena Friedman
Adena Friedman

and

For and on behalf of

THE NASDAQ STOCK MARKET, INC.,

/s/ David Warren
David Warren

We agree to the foregoing terms of this letter agreement.

For and on behalf of

BORSE DUBAI LIMITED

/s/ Soud Ba’alway
Soud Ba’alway

/s/ Essa Kazim
Essa Kazim